EXHIBIT
Press release dated June 1, 2006

GEOGLOBAL RESOURCES INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE ACCESSABLE THROUGH AUDIO WEBCAST
Calgary, Alberta, Canada, June 1, 2006 - GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) announced today that its annual meeting of stockholders can be accessed through an Internet webcast. An audio only version will be available. The annual meeting is scheduled to be held at the Calgary Chamber of Commerce, 100 - 6th Avenue S.W., Calgary, Alberta, on Wednesday, the 14th of June, 2006 commencing at 3:00 p.m. Mountain Daylight time. Jean Paul Roy, President and Chief Executive Officer and Allan J. Kent, Executive Vice President and Chief Financial Officer will be present. Also expected to be present are the members of the Company’s Board of Directors. All parties are invited to attend the webcast.

WHEN:	Wednesday, June 14, 2006
Conference call	3:00 p.m. Mountain Daylight (5:00 p.m. Eastern Daylight)
North America Dial-in Number	888-396-2356
International Dial-in Number	617-847-8709
Participant Passcode	24730039
Webcast	To listen to a live webcast of the conference call, go to www.geoglobal.com, click on “AGM Audio Webcast.”

The webcast replay will be available from 5:00 p.m. MT, Wednesday, June 14, until 5:00 p.m. MT on Friday, June 16 at www.geoglobal.com. Listening to the webcast requires speakers and Windows Media Player.

If you do not have Internet access and want to listen to an audio replay, in North America call 888-286-8010 or International call 617-801-6888 and enter passcode 74457861. The audio replay will be available beginning at 5:00 p.m. MT, Wednesday, June 14, until 5:00 p.m. MT on Friday, June 16.

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay and the Deccan Syneclise basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
phone: 403-777-9253 email: info@geoglobal.com
fax: 403-777-9199 website: www.geoglobal.com